Exhibit 99.1

Penton Media, Inc. The Penton Media Building 1300 E 9th St Cleveland, OH 44114 USA 216.696.7000 Fax 216.931.9492 http://www.penton.com

FOR IMMEDIATE RELEASE
CONTACT:
Mary Abood
216-931-9551 or 216-696-7000, Ext. 9551
mabood@penton.com

PENTON MEDIA BOARD APPOINTS
NEW INDEPENDENT DIRECTOR

CLEVELAND, OH – June 2, 2005 – Penton Media, Inc.’s (OTCBB: PTON) Board of Directors has appointed Adrian Kingshott, a Managing Director at Amaranth Advisors LLC, Greenwich, CT, an independent director.

Mr. Kingshott, age 45, joined Amaranth in 2002, and is the firm’s manager for its Private Investment portfolio.

Prior to joining Amaranth, Mr. Kingshott spent 17 years at Goldman Sachs & Co. He was Managing Director and head of Goldman’s Leveraged Finance department from 2000 to 2002, and was chief operating officer of that department from 1997 to 1999. He served as associate/vice president, Corporate Finance from 1987 to 1997.

Mr. Kingshott earned a Master’s degree in Business Administration from the Harvard Business School in 1987 and a Master of Arts degree in Jurisprudence from the University of Oxford, Oxford, UK, in 1982.

Mr. Kingshott will stand for election at the Company’s annual meeting of stockholders on
July 19, 2005, for a one-year term expiring in 2006.

About Penton Media
 Penton (www.penton.com) is a diversified business-to-business media company that provides high-quality content and integrated marketing solutions to the following industries: aviation; design/engineering; electronics; food/retail; government/compliance; business technology/enterprise IT; leisure/hospitality; manufacturing; mechanical systems/construction; health/nutrition and natural and organic products; and supply chain. Founded in 1892, Penton produces market-focused magazines, trade shows, conferences and online media, and provides a broad range of custom media and direct marketing solutions for business-to-business markets.

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